Exhibit 99.1

FOR RELEASE:	January 26, 2021

Mark A. Jeffries

Executive Vice President

Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3603

markj@SelectBank.com

SelectBank.com

SELECT BANCORP REPORTS

FOURTH QUARTER AND YEAR-END 2020 EARNINGS

DUNN, NC . . . Select Bancorp, Inc. (NASDAQ: SLCT) (the “Company”), the holding company for Select Bank & Trust Company (the “Bank”), today reported net income for the year ended December 31, 2020 of $8.2 million, or $0.46 and $0.45 per basic and diluted share, respectively, as compared to net income for the year ended December 31, 2019 of $13.0 million, or $0.69 and $0.68 per basic and diluted share, respectively. This was a decrease of 37.4% in net income compared to the year ended December 31, 2019. Net income per share declined approximately 33.3% for basic and 33.8% for diluted per share for the year ended December 31, 2019. The decline in net income is primarily attributable to an increase of $5.8 million in loan loss allowance provision during 2020 as compared to 2019, incurring debt extinguishment expenses of $1.6 million for the payoff of $45.0 million of FHLB advances with a composite rate of 2.76% during the 2020 4th quarter, recognized $755,000 in integration expenses during the year related to the acquisition of three branches in western North Carolina, and $2.3 million in deferred interest income related to COVID-19 loan modifications. These items were partially offset by $2.6 million in revenue from loan fees associated with loans originated by the Bank as part of the U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”), recognized under the effective interest rate method. The number of weighted shares outstanding decreased due to the repurchase by the Company of 834,608 shares of common stock completed during 2020. Management expects the repurchase of shares to continue in 2021 under the Company’s previously announced stock repurchase plan.

For the three-month period ended December 31, 2020, the Company reported net income of $3.9 million, or $0.22 per basic and diluted share, respectively, as compared to net income of $2.5 million, or $0.14 per basic and diluted share, respectively, for the three months ended September 30, 2020, representing an increase of 57.1% in net income for the 2020 fourth quarter.

Initiatives to expand the market footprint of the franchise reduced net income in 2020 compared to 2019 due to the increased expenses associated with the opening of a new branch in Cornelius, North Carolina (the Charlotte area) and the acquisition of three western North Carolina branches mentioned above.

Net Interest Income and Net Interest Margin

Net interest income was $16.0 million for the fourth quarter of 2020 compared to $11.9 million for the same period in 2019. On a comparative quarter basis, the Company’s total interest income was positively affected by increased loan balances due to growth. Loan yields decreased but were partially offset by increased loan fee income primarily from PPP loan forgiveness. On a comparative quarter basis, the Company’s total interest income was positively affected by increased investment balances due to growth which was partially offset by decreasing investment yields. Average total interest-earning assets were $1.6 billion in the fourth quarter of 2020 compared to $1.2 billion for the same period in 2019. The yield on those assets decreased 27 basis points, from 5.05% in the fourth quarter of 2019 to 4.78% for the same period in 2020. This was primarily due to lower rates on recently purchased investments and cash in other banks on a comparative quarter basis.

The Company’s average interest-bearing liabilities increased by $333.4 million, to $1.1 billion for the quarter ended December 31, 2020, from $801.4 million for the fourth quarter of 2019. The cost of those funds decreased from 1.46% to 0.94%, or 52 basis points. During the fourth quarter of 2020, the Company’s net interest margin was 4.10% and net interest spread was 3.84%. In the fourth quarter of 2019, net interest margin was 4.05% and net interest spread was 3.59%.

Net interest income was $52.4 million for the year ended December 31, 2020, an increase of $5.6 million from the $46.9 million in net interest income reported for the year ended December 31, 2019. The Company’s total interest income increased by approximately $4.8 million in 2020 versus 2019, and the cost of funds decreased by approximately $797,000 from the prior period. The Company’s increase in total interest income was fueled by an increase in loans and purchases of securities. Average total interest-earning assets were $1.4 billion for 2020 compared with $1.2 billion for 2019, while the yield on those assets decreased 46 basis points from 5.03% to 4.57%, which was primarily due to the decrease in rates on purchased investment securities and other earning assets.

The Company’s average interest-bearing liabilities increased by $183.4 million, to $978.6 million for the year ended December 31, 2020, from $795.2 million for the year ended December 31, 2019, with the cost of those funds decreasing from 1.45% to 1.10%, or 35 basis points. For the year ended December 31, 2020, the Company’s net interest margin was 3.79% and net interest spread was 3.47%. For the year ended December 31, 2019, net interest margin was 4.04% and net interest spread was 3.58%.

Provision for Loan Losses and Asset Quality

During the fourth quarter of 2020, the Company recorded a provision for loan losses of $400,000, based primarily on loan growth and adjustments to qualitative loan factors related to trends in the loan portfolio. On a comparative quarter basis, the Company had a $302,000 provision for the fourth quarter of 2019. In the third quarter of 2020, the Company recorded a provision for loan losses of $1.6 million, based primarily on economic disruptions due to COVID-19, net charge-offs of $104,000 and changes in qualitative loan factors during the quarter. In the fourth quarter of 2020, the Company incurred net recoveries of $147,000, a net recovery rate of 0.05% of average loans, compared to a net charge-off rate of 0.04% in the third quarter of 2020.

For the year ended December 31, 2020, the Company recorded a provision for loan losses of $6.2 million, compared to a provision of $438,000 for 2019. This increase for 2020 was based primarily on the market disruption from COVID-19 and its effect on economic indicators, loan growth, net charge-offs incurred and the increase in qualitative loan factors. The net charge-off ratio for the year ended December 31, 2020 was 0.04%, compared to 0.08% for the year ended December 31, 2019.

The allowance for loan losses as a percentage of gross loans at December 31, 2020 was 1.08% compared to 0.81% at December 31, 2019. At December 31, 2020 the allowance for loan losses amounted to $14.1 million and the credit mark on acquired loans amounted to $6.4 million which could be used to absorb loan charge offs.

Non-interest Income

Non-interest income for the quarter ended December 31, 2020 was $1.5 million, an increase of $95,000 from $1.4 million in the fourth quarter of 2019. Service charges on deposit accounts decreased $12,000, to $291,000 for the quarter ended December 31, 2020, from $303,000 for the fourth quarter of 2019. Other non-deposit fees and income increased $7,000 from the fourth quarter of 2019 to the fourth quarter of 2020. Fees from presold mortgages increased by $100,000 in the fourth quarter of 2020 to $248,000, from $148,000 in the fourth quarter of 2019. The Company did not sell any investment securities in the fourth quarter of 2020 or fourth quarter of 2019.

Non-interest income for the year ended December 31, 2020 was $6.1 million, an increase of $701,000, or 12.9%, from the year ended December 31, 2019. Service charges on deposit accounts decreased $69,000, to $1.1 million, for the year ended December 31, 2020 from $1.2 million for the year ended December 31, 2019. Other non-deposit fees and income increased $158,000 from the year ended December 31, 2019 to the year ended December 31, 2020. Fees from presold mortgages increased non-interest income by $660,000 in 2020 to $1.4 million from $753,000 for 2019. The Company sold two investment securities for a gain of $48,000 in 2019. The Company did not sell any investment securities during 2020.

Non-interest Expenses

Non-interest expenses increased by $3.0 million, or 33.4%, to $12.1 million for the quarter ended December 31, 2020, from $9.1 million for the same period in 2019. The following are highlights of the significant categories of non-interest expenses during the fourth quarter of 2020 compared to the same period in 2019:

•	Personnel expenses increased $825,000, to $6.0 million, primarily due to increased staff for new and acquired branches, employment taxes and benefits costs.
•	Foreclosed real estate-related expense increased $233,000, primarily due to write-downs and maintenance expenses.
•	Deposit insurance expense increased by $355,000.
•	Debt extinguishment expenses of $1.6 million were incurred due to the payoff of FHLB advances.
•	Merger/integration-related expenses associated with branch purchases and divestitures decreased by $171,000.
•	Other non-interest expenses increased by $193,000, primarily due to additional branches and other various administrative related non-interest expenses.

Non-interest expenses increased by $5.2 million, or 14.8%, to $41.9 million for the twelve months ended December 31, 2020, from $35.1 million for the same period in 2019. The following are highlights of the significant categories of non-interest expenses during the twelve months ended December 31, 2020 versus 2019:

•	Personnel expenses increased $2.9 million, to $23.1 million, primarily due to additions in branch staff plus cost of living increases and related employment taxes and benefit costs.
•	Occupancy and equipment expenses increased by $216,000 primarily due to branch acquisitions and branch start-up.
•	Deposit insurance expense increased $624,000.
•	Professional fees decreased by $234,000.
•	Information systems expense increased $609,000 due primarily to additional software and security costs plus additional accounts from branch acquisitions.
•	Debt extinguishment expenses of $1.6 million were incurred due to the payoff of FHLB advances.
•	Merger/integration-related expenses increased by $349,000 primarily due to the acquisition of three branches in western North Carolina during 2020.
•	Foreclosed real estate expenses increased $623,000 due to write downs and disposal costs in 2020.

Income Taxes

The Company’s effective tax rate was 22.1% and 22.4% for the quarters ended December 31, 2020 and 2019, respectively. The Company’s effective tax rate was 21.3% and 22.1% for the years ended December 31, 2020 and 2019, respectively.

Balance Sheet and Capital

Total assets at December 31, 2020 were $1.7 billion, a 35.6% increase from a year earlier. Gross loans at December 31, 2020 were $1.3 billion, up $274.4 million, or 26.6%, from a year earlier; total deposits were $1.5 billion, an increase of $493.0 million, or 49.7%, from a year earlier.

Retail deposit growth (excludes brokered deposits and internet time deposits) grew at a rate of 49.65% for 2020. Wholesale deposits decreased from $45.0 million at December 31, 2019 to $4.6 million at December 31, 2020 as we continued to emphasize core deposit growth to replace wholesale deposits.

Comments of the Chief Executive Officer

William L Hedgepeth, II, President and CEO of the Company, commented, “Our commitment to expand our market footprint and implement our initiatives continued in 2020 even as we addressed major disruptions in the economy caused by the COVID-19 pandemic. We opened the Cornelius branch in the Charlotte market in early February plus acquired three branches in western North Carolina in mid-April during the height of the pandemic. We were very involved in assisting businesses in the communities we serve with the Small Business Administration’s Paycheck Protection Program (PPP) and working hand in hand with customers who requested temporary loan modifications to provide time for those businesses to adopt changes to their operations as they adjusted to the new normal.”

“With the onset of the COVID-19 pandemic Select Bank & Trust stood ready to assist our customers. We granted 467 COVID-19 deferrals totaling $254.2 million at the beginning of the pandemic. As of December 31, 2020, we had 48 COVID-19 deferrals outstanding that totaled $32.7 million or 2.5% of total loans outstanding. We remain prepared to work with our customers that might need assistance in 2021.”

“We also originated 1,242 SBA PPP loans totaling $95.2 million. As of December 31, 2020, we had 786 SBA PPP loans remaining with outstanding balances totaling $55.5 million or 4.3% of total loans outstanding. Many of those loans are in varying stages of forgiveness. In 2020 we recognized $2.6 million in SBA PPP fee income. We stand ready to assist our customers and prospective customers in 2021 should they decide to pursue SBA PPP loans for their businesses.”

Mr. Hedgepeth added, “We continue to review opportunities for expansion and analyze each with a discipline designed to properly deploy the capital entrusted to us. Our share repurchase program remains active, and we are able to return capital to shareholders by buying our shares when market conditions warrant. We intend to retain adequate capital for expansion which meet our criteria.”

About Select Bank & Trust Company

Select Bank & Trust has 22 full-service offices in these North Carolina communities: Dunn, Burlington, Charlotte, Clinton, Cornelius (Charlotte), Elizabeth City, Fayetteville, Franklin, Goldsboro, Greenville, Highlands, Holly Springs (Raleigh area), Leland, Lillington, Lumberton, Morehead City, Raleigh, Sylva and Wilmington, North Carolina; in the following South Carolina communities: Blacksburg and Rock Hill; and in Virginia Beach, Virginia. The Bank also has loan production offices in Wilson, Durham and Winston-Salem, North Carolina.

About Select Bancorp, Inc.

Select Bancorp, Inc. is a bank holding company headquartered in Dunn, North Carolina. The Company primarily conducts operations through its wholly owned subsidiary, Select Bank & Trust Company, a North Carolina-chartered commercial bank that provides a full suite of banking services through its offices in North Carolina, South Carolina, and Virginia. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “SLCT”.

Non-GAAP Financial Measures

Certain financial measures we use to evaluate our performance and discuss in this release and the accompanying tables are identified as being “non-GAAP financial measures.” In accordance with the rules of the Securities and Exchange Commission, or the SEC, we classify a financial measure as being a non-GAAP (generally accepted accounting principles) financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of operations, balance sheet or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that we discuss in this release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this release may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar, or with names similar, to the non-GAAP financial measures we have discussed in this release when comparing such non-GAAP financial measures.

Tangible book value per share is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as shareholders’ equity less goodwill and core deposit intangibles; and (b) tangible book value per share as tangible common equity (as described in clause (a)) divided by shares of common stock outstanding. For tangible book value per share, the most directly comparable financial measure calculated in accordance with GAAP is our book value per share. A reconciliation of tangible book value per share to book value per share is included in the tables that accompany this release.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

Important Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, revenue, and expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to anticipated market share growth, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to: the ongoing COVID-19 pandemic and measures intended to prevent its spread, which include wide disruptions to business activity that may impact the financial strength of our borrowers; our ability to manage growth or achieve it at all; substantial changes in financial markets; our ability to obtain the synergies and expense efficiencies anticipated from our acquisition activity and branch divestures and consolidations; regulatory changes; impacts from the recent presidential election, change in congressional leadership, and change in executive branch leadership, including regulatory agendas that may impact the business climate in which we operate; changes in interest rates; loss of deposits and loan demand to other savings and financial institutions; adverse economic conditions that impact our borrowers’ ability to pay their debts when due; and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

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SELECT BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
		(Dollars in thousands)
ASSETS

Cash and due from banks	$23,324	$25,068	$24,037	$20,030	$19,110
Interest-earning deposits in other banks	87,399	249,541	157,521	35,544	50,920
Federal funds sold	5,364	8,046	9,726	11,673	9,047
Investment securities available for sale, at fair value	194,492	87,434	62,958	64,738	72,367
Loans held for sale	2,064	2,945	3,455	1,606	928
Loans	1,304,384	1,283,457	1,249,999	1,039,514	1,029,975
Allowance for loan losses	(14,108)	(13,561)	(12,054)	(10,586)	(8,324)
NET LOANS	1,290,276	1,269,896	1,237,945	1,028,928	1,021,651

Accrued interest receivable	5,110	4,486	4,400	3,839	4,189
Stock in Federal Home Loan Bank of Atlanta, at cost	1,147	3,059	3,059	3,059	3,045
Other non-marketable securities	709	718	718	718	719
Foreclosed real estate	2,172	3,237	3,561	3,737	3,533
Premises and equipment, net	20,587	20,883	20,893	17,868	17,791
Right of use lease asset	8,558	8,756	8,953	8,414	8,596
Bank owned life insurance	30,432	30,271	30,110	29,950	29,789
Goodwill	42,907	41,914	41,914	24,579	24,579
Core deposit intangible ("CDI")	1,513	1,677	1,856	1,431	1,610
Other assets	13,991	14,015	7,854	7,380	7,202
TOTAL ASSETS	$1,730,045	$1,771,946	$1,618,960	$1,263,494	$1,275,076

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Demand	$395,916	$408,209	$400,098	$250,031	$240,305
Savings	51,843	51,629	52,597	41,815	43,128
Money market and NOW	649,677	610,275	495,609	306,051	280,145
Time	388,381	402,667	390,449	384,754	429,260
TOTAL DEPOSITS	1,485,817	1,472,780	1,338,753	982,651	992,838

Short-term debt	-	20,000	20,000	20,000	-
Long-term debt	12,372	37,372	37,372	37,372	57,372
Lease Liability	8,930	9,089	9,243	8,669	8,813
Accrued interest payable	246	449	457	536	578
Accrued expenses and other liabilities	7,312	18,889	1,597	2,181	2,700
TOTAL LIABILITIES	1,514,677	1,558,579	1,407,422	1,051,409	1,062,301

Shareholders' Equity
Common stock	17,507	17,787	17,863	18,056	18,330
Additional paid-in-capital	135,058	137,130	137,559	138,788	140,870
Retained earnings	60,838	56,917	54,460	53,779	52,675
Common stock issued to deferred compensation trust	(2,416)	(2,352)	(2,553)	(2,791)	(2,815)
Directors' Deferred Compensation Plan Rabbi Trust	2,416	2,352	2,553	2,791	2,815
Accumulated other comprehesive income	1,965	1,533	1,656	1,462	900
TOTAL SHAREHOLDERS' EQUITY	215,368	213,367	211,538	212,085	212,775

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,730,045	$1,771,946	$1,618,960	$1,263,494	$1,275,076

SELECT BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended					For the Twelve Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
			(Dollars in thousands, except for share amounts)
INTEREST INCOME
Loans	$17,901	$15,404	$14,086	$13,589	$14,124	$60,980	$54,605
Federal funds sold and interest-earning
deposits in other banks	52	54	33	168	258	307	1,838
Investments	752	367	381	421	434	1,921	2,003
TOTAL INTEREST INCOME	18,705	15,825	14,500	14,178	14,816	63,208	58,446

INTEREST EXPENSE
Money market, NOW and savings deposits	1,041	891	648	348	420	2,928	1,616
Time deposits	1,269	1,415	1,576	1,931	2,075	6,191	8,061
Short-term debt	131	145	141	87	6	504	62
Long-term debt	240	263	281	352	447	1,136	1,817
TOTAL INTEREST EXPENSE	2,681	2,714	2,646	2,718	2,948	10,759	11,556

NET INTEREST INCOME	16,024	13,111	11,854	11,460	11,868	52,449	46,890

PROVISION FOR LOAN LOSSES	400	1,638	1,933	2,273	302	6,244	438

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	15,624	11,473	9,921	9,187	11,566	46,205	46,452

NON-INTEREST INCOME
Fees on the sale of mortgages	248	517	355	293	148	1,413	753
Gain on securities	-	-	-	-	-	-	48
Service charges on deposit accounts	291	257	206	338	303	1,092	1,161
Other fees and income	1,002	950	850	813	995	3,615	3,457
TOTAL NON-INTEREST INCOME	1,541	1,724	1,411	1,444	1,446	6,120	5,419

NON-INTEREST EXPENSE
Personnel	5,977	5,742	5,786	5,632	5,152	23,137	20,278
Occupancy and equipment	986	1,008	986	931	973	3,911	3,695
Deposit insurance	374	370	76	(12)	19	808	184
Professional Fees	430	399	451	372	503	1,652	1,886
CDI amortization	164	179	195	179	193	717	825
Merger/acquisition related expenses	-	7	709	39	171	755	406
Information systems	1,049	1,043	972	1,038	974	4,102	3,492
Foreclosed-related expenses	342	228	187	5	109	762	140
Debt extinguishment	1,616	-	-	-	-	1,616	-
Other	1,193	1,091	1,140	1,063	1,000	4,487	4,234
TOTAL NON-INTEREST EXPENSE	12,131	10,067	10,502	9,247	9,094	41,947	35,140

INCOME BEFORE INCOME TAXES	5,034	3,130	830	1,384	3,918	10,378	16,731

INCOME TAXES	1,113	673	149	280	877	2,215	3,696
NET INCOME	$3,921	$2,457	$681	$1,104	$3,041	$8,163	$13,035
NET INCOME PER COMMON SHARE OUTSTANDING
Basic	$0.22	$0.14	$0.04	$0.06	$0.17	$0.46	$0.69
Diluted	$0.22	$0.14	$0.04	$0.06	$0.16	$0.45	$0.68

WEIGHTED AVERAGE COMMON
Basic Outstanding Shares	17,637,540	17,847,913	18,013,863	18,255,351	18,414,393	17,937,596	19,016,808
Diluted Outstanding Shares	17,661,922	17,866,822	18,030,136	18,287,064	18,460,118	17,961,258	19,063,237

Select Bancorp, Inc.

Asset quality

	For Periods Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(Dollars in thousands, except for share amounts, unaudited)
Non-accrual loans	$6,790	$7,695	$7,979	$7,201	$5,941	$6,790	$5,941
Accruing TDRs	7,506	6,044	6,420	5,619	6,207	7,506	6,207
Total non-performing loans	14,296	13,739	14,399	12,820	12,148	14,296	12,148
Foreclosed real estate	2,172	3,237	3,561	3,737	3,533	2,172	3,533
Total non-performing assets	$16,468	$16,976	$17,960	$16,557	$15,681	$16,468	$15,681

Accruing loans past due 90 days or more	$802	$1,548	$1,326	$1,182	$1,231	$802	$1,231
Allowance for loan losses	$14,108	$13,561	$12,054	$10,586	$8,324	$14,108	$8,324

Non-performing loans to period ending loans	1.10%	1.07%	1.15%	1.23%	1.18%	1.10%	1.18%
Non-performing loans & accruing loans past due 90 days or more to period ending loans	1.16%	1.19%	1.26%	1.35%	1.30%	1.16%	1.30%
Allowance for loans to period end loans	1.08%	1.06%	0.96%	1.02%	0.81%	1.08%	0.81%
Allowance for loans to non-performing loans	99%	99%	84%	83%	69%	99%	69%
Allowance for loans to non-performing Assets	86%	80%	67%	64%	53%	86%	53%
Allowance for loans to non-performing Assets and accruing loans past due 90 days or more	82%	73%	63%	60%	49%	82%	49%
Non-performing assets to total assets	0.95%	0.96%	1.11%	1.31%	1.23%	0.95%	1.23%
Non-performing assets to accruing loans past due 90 days or more to total assets	1.00%	1.05%	1.19%	1.40%	1.33%	1.00%	1.33%

SELECT BANCORP, INC.

Reconciliation of GAAP to Non-GAAP Measures

($ in thousands, except per share data, unaudited)

	For the Three Months Ended					For the Twelve Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net interest margin:
Net Interest Margin-tax equivalent (1)	$16,075	$13,141	$11,883	$11,489	$11,901	$52,588	$47,037
Purchased loan accretion and early payoff charges	(506)	(455)	(620)	(105)	(226)	(1,581)	(904)
Net Interest Margin(2) (Non-GAAP)	$15,569	$12,686	$11,263	$11,384	$11,675	$51,007	$46,133

Loans receivable interest income:
Loans receivable interest income	$17,913	$15,415	$14,097	$13,600	$14,135	$61,025	$54,645
Purchased loan accretion and early payoff charges	(506)	(455)	(620)	(105)	(226)	(1,581)	(904)
Loans receivable interest income (Non-GAAP)	$17,407	$14,960	$13,477	$13,495	$13,909	$59,444	$53,741

Acquired and non-acquired loans:
Acquired loans recievable	$180,152	$199,794	$213,466	$122,363	$129,595	$180,152	$129,595
Non-acquired loans receivable	1,124,232	1,083,663	1,036,533	917,151	900,380	1,124,232	900,380
Total gross loans receivable	$1,304,384	$1,283,457	$1,249,999	$1,039,514	$1,029,975	$1,304,384	$1,029,975
% Acquired	13.8%	15.6%	17.1%	11.8%	12.6%	13.8%	12.6%

Non-acquired loans	$1,124,232	$1,083,663	$1,036,533	$917,151	$900,380	$1,124,232	$900,380
Allowance for loan losses	14,108	13,561	12,054	10,586	8,324	14,108	8,324
Allowance for loan losses to non-acquired loans (Non-GAAP)	1.25%	1.25%	1.16%	1.15%	0.92%	1.25%	0.92%

Total gross loan receivable	$1,304,384	$1,283,457	$1,249,999	$1,039,514	$1,029,975	$1,304,384	$1,029,975
Allowance for loan losses	14,108	13,561	12,054	10,586	8,324	14,108	8,324
Allowance for loan losses to total gross loans receivable	1.08%	1.06%	0.96%	1.02%	0.81%	1.08%	0.81%

	For Periods Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Tangible common equity
Total shareholders' equity	$215,368	$213,367	$211,538	$212,085	$212,775	$215,368	$212,775
Adjustment:
Goodwill	42,907	41,914	41,914	24,579	24,579	42,907	24,579
Core deposit intangibles	1,513	1,677	1,856	1,431	1,610	1,513	1,610
Tangible common equity	$170,948	$169,776	$167,768	$186,075	$186,586	$170,948	$186,586
Common shares outstanding(3)	17,507,103	17,786,552	17,862,554	18,055,692	18,330,058	17,507,103	18,330,058
Book value per common share(4)	$12.30	$12.00	$11.84	$11.75	$11.61	$12.30	$11.61
Tangible book value per common share(5)	$9.76	$9.55	$9.39	$10.31	$10.18	$9.76	$10.18

(1)	Net interest margin-tax equivalent reflects tax-exempt income on a tax-equivalent basis.
(2)	Net interest margin-core and yield on loans - core excludes the impact of purchase accounting accretion, loan payoff charges and related deferred fees recognized related to early loan repayments.
(3)	Excludes the dilutive effect of common stock issuable upon exercise of stock options.
(4)	We calculate book value per common share as shareholders' equity less preferred stock at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.
(5)	We calculate the tangible book value per common share as total shareholders' equity less goodwill, preferred stock and core deposit intangibles, divided by the number of outstanding shares of our common stock at the end of the relevant period.

Select Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	For the Quarter Ended					For the Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,	December 31,
	2020	2020	2020	2020	2019	2020	2019	2018
Summary of Operations:
Total interest income	$18,705	$15,825	$14,500	$14,178	$14,816	$63,208	$58,446	$56,835
Total interest expense	2,681	2,714	2,646	2,718	2,948	10,759	11,556	9,450
Net interest income	16,024	13,111	11,854	11,460	11,868	52,449	46,890	47,385
Provision for loan losses	400	1,638	1,933	2,273	302	6,244	438	(156)
Net interest income after provision	15,624	11,473	9,921	9,187	11,566	46,205	46,452	47,541
Noninterest income	1,541	1,724	1,411	1,444	1,446	6,120	5,419	4,701
Merger/acquisition related expenses	-	7	709	39	171	762	406	1,826
Noninterest expense	12,130	10,060	9,793	9,208	8,923	41,185	34,734	32,724
Income before income taxes	5,035	3,130	830	1,384	3,918	10,378	16,731	17,692
Provision for income taxes	1,113	673	149	280	877	2,215	3,696	3,910
Net Income	3,922	2,457	681	1,104	3,041	8,163	13,035	13,782

Share and Per Share Data:
Earnings per share - basic	$0.22	$0.14	$0.04	$0.06	$0.17	$0.46	$0.69	$0.87
Earnings per share - diluted	$0.22	$0.14	$0.04	$0.06	$0.16	$0.45	$0.68	$0.87
Book value per share	$12.30	$12.00	$11.84	$11.75	$11.61	$12.30	$11.61	$10.85
Tangible book value per share(1)	$9.76	$9.55	$9.39	$10.31	$10.18	$9.76	$10.18	$9.47
Ending shares outstanding	17,507,103	17,786,552	17,862,554	18,055,692	18,330,058	17,507,103	18,330,058	19,311,505
Weighted average shares outstanding:
Basic	17,637,540	17,847,913	18,134,607	18,255,351	18,414,393	17,937,596	19,016,808	15,812,585
Diluted	17,661,922	17,866,822	18,157,992	18,287,064	18,460,118	17,961,258	19,063,237	15,877,633

Selected Performance Ratios:
Return on average assets(2)	0.87%	0.58%	0.18%	0.35%	0.95%	0.52%	1.03%	1.12%
Return on average equity(2)	7.26%	4.56%	1.28%	2.07%	5.67%	3.81%	6.08%	8.51%
Net interest margin	4.10%	3.73%	3.45%	4.03%	4.05%	3.79%	4.04%	4.19%
Efficiency ratio (3)	69.06%	67.82%	73.83%	71.36%	67.02%	70.32%	66.40%	62.83%

Period End Balance Sheet Data:
Gross loans	$1,304,384	$1,283,457	$1,249,999	$1,039,514	$1,029,975	$1,304,384	$1,029,975	$986,040
Total interest-earning assets	1,529,322	1,429,614	1,222,416	1,137,010	1,167,857	1,529,322	1,167,857	1,119,344
Goodwill	42,907	41,914	41,914	24,579	24,579	42,907	24,579	24,579
Core deposit intangible	1,513	1,677	1,856	1,431	1,610	1,513	1,610	2,085
Total assets	1,730,045	1,771,946	1,618,960	1,263,494	1,275,076	1,729,426	1,275,076	1,258,525
Deposits	1,485,817	1,472,780	1,338,753	982,651	992,838	1,485,817	992,838	980,427
Short-term debt	-	20,000	20,000	20,000	-	-	-	7,000
Long-term debt	12,372	37,372	37,372	37,372	57,372	12,372	57,372	57,372
Shareholders' equity	215,368	213,367	211,538	212,085	212,775	215,368	212,775	209,611

Selected Average Balances:
Gross Loans	$1,288,138	$1,255,027	$1,193,985	$1,020,630	$1,017,750	$1,189,894	$1,004,051	$987,634
Total interest-earning assets	1,561,104	1,403,106	1,321,172	1,147,631	1,166,758	1,386,187	1,164,149	1,119,344
Core Deposit Intangible	1,572	1,743	1,529	1,507	1,680	1,588	1,812	2,547
Total Assets	1,784,289	1,683,174	1,520,278	1,255,943	1,272,475	1,561,865	1,268,728	1,228,576
Deposits	1,499,162	1,399,840	1,237,343	972,162	989,721	1,278,068	981,132	989,838
Short-term debt	17,609	20,000	20,000	12,747	-	17,596	3,414	21,393
Long-term debt	34,383	37,438	37,438	44,625	57,372	38,440	57,372	49,357
Shareholders' equity	214,861	214,277	213,796	214,502	212,849	214,360	214,324	161,953

Asset Quality Ratios:
Nonperforming loans (4)	$14,296	$13,739	$14,399	$12,820	$12,148	$14,296	$12,148	$11,635
Other real estate owned	2,172	3,237	3,561	3,737	3,533	2,172	3,533	1,088
Allowance for loan losses	14,108	13,561	12,054	10,586	8,324	14,108	8,324	8,669
Nonperforming loans (4) to period-end loans	1.10%	1.07%	1.15%	1.23%	1.18%	1.10%	1.18%	1.18%
Allowance for loan losses to period-end loans	1.08%	1.06%	0.96%	1.02%	0.81%	1.08%	0.81%	0.88%
Delinquency ratio (5)	0.46%	0.17%	0.22%	0.43%	0.34%	0.46%	0.34%	0.19%
Net loan charge-offs (recoveries) to average loans (2)	-0.05%	0.04%	0.16%	0.00%	0.01%	0.04%	0.08%	0.00%

(1)	Tangible book value per share (a non GAAP measure) is equal to total shareholders’ equity less goodwill and core deposit intangibles, divided by the number of outstanding shares of our common stock at the end of the relevant period. Please refer to the table above for a reconciliation of this non-GAAP measure.
(2)	Annualized.
(3)	Efficiency ratio is calculated as a non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Nonperforming loans consist of non-accrural loans and accruing TDR loans.
(5)	Delinquency Ratio includes loans 30-89 days past due and excludes non-accrual loans.